Exhibit 10.1

TEMPUR SEALY INTERNATIONAL, INC.
2013 LONG-TERM INCENTIVE PLAN

Terms and Conditions

Adopted:  October 10, 2013

I.	Purpose and Plan Overview

Effective as of October 10, 2013, the Board of Tempur Sealy International, Inc. (the “Company”) adopted this 2013 Long-Term Incentive Plan (the “LTI Plan”) of the Company to attract and retain the best possible executive talent, to motivate the executive officers and employees of the Company and its Affiliates to attain long-term objectives and strategic initiatives of the Company, and to further align their interests with those of the stockholders of the Company.  This LTI Plan is established under the Company’s 2013 Equity Incentive Plan, as amended from time to time (the “2013 EIP”), and amounts paid under this LTI Plan are generally intended to qualify as performance-based compensation under Section 162(m) of the Code.

This LTI Plan is an important variable component of the total compensation package for the executive officers and certain employees of the Company and its Affiliates who may be designated from time to time for participation in this LTI Plan.  Awards under this LTI Plan may be made contingent upon the achievement of certain financial objectives of the Company over a designated period, as established by the Committee.

The primary concept of this LTI Plan is to establish Performance Metrics for each Designated Period and provide for the payment of a target Award based on the achievement of those Performance Metrics.  The actual Award paid may be higher or lower than the target Award, based on actual performance against the Performance Metrics.  The Designated Periods with respect to successive Awards may be overlapping.

II.	Definitions

Capitalized terms used but not defined herein shall have the meaning assigned under the 2013 EIP.  As used in this LTI Plan, the following terms shall have the following meanings:

“Designated Period” means, with respect to any Award, the period during which the achievement of the Performance Metrics are measured.

“Determination Date” means, with respect to any Award, the earliest of (i) the 90th day after the beginning of the Designated Period applicable to such Award, (ii) the date on which 25% or more of the Designated Period applicable to such Award will have been completed and (iii) the last date in the Designated Period applicable to such Award on which achievement of the applicable Performance Metrics for such Award remains substantially uncertain to be met.

“Final Award” means a bonus awarded and paid to a Participant for services to the Company during a Designated Period that is based upon achievement of pre-established Performance Metrics by the Company, a Subsidiary, a division or business unit of the Company or the Participant.

“Performance” means the level of achievement by the Company, its Subsidiaries, divisions and business units or the Participant of the Performance Metrics established by the Committee pursuant to Section 5.2.

“Performance Metrics” means with respect to any Award, the performance metrics established by the Committee with respect to such Award pursuant to Section 5.2.

“Settlement Date” means the date on which the Committee or the Board shall make the final determination and certification of the Participant’s achievement of the Performance Metrics for the applicable Designated Period and the amounts payable under the Award.

“Shares” means shares of the Stock issued pursuant to a Target Award.

“Target Award” means the target award, expressed as a number of shares, established by the Committee or the Board for each Participant under Section 5.1.

III.	Administration

This LTI Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under this LTI Plan and when so acting shall have the benefit of all of the provisions of this LTI Plan pertaining to the Committee’s exercise of its authorities hereunder.1  Subject to the provisions of this LTI Plan, the Committee shall also have complete authority to interpret this LTI Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of this LTI Plan. The Committee’s determinations made in good faith on matters referred to in this LTI Plan shall be final, binding and conclusive on all persons having or claiming any interest under this LTI Plan or an Award made pursuant to this LTI Plan.

The Committee may grant from time to time and at any time prior to the termination of this LTI Plan one or more Awards, either alone or in combination with any other Awards, to the chief executive officer, executive officers and any employee of Company and its Affiliates.

The Committee shall have the authority under Section 7.8 of the 2013 EIP with respect to this LTI Plan and Participants outside the United States.

IV.	Participation

For each Designated Period, the Committee shall select the Participants for the Designated Period.  The Committee may limit the number of executive officers and employees who will be Participants for a Designated Period.  Executive officers and employees shall be designated as Participants by the Determination Date; provided, that an executive officer or employee who is first employed by the Company during any Designated Period or who is assigned new duties during any Designated Period may be designated as a Participant for a Designated Period commencing on the date the executive officer or employee assumes his new duties through the end of the Designated Period.

Selection as a Participant for a Designated Period or part thereof by the Committee is limited to that Designated Period or part thereof and does not guarantee or assure any person of selection as a Participant for any other Designated Period.  An eligible executive officer and employee will be a Participant for a Designated Period only if designated as a Participant by the Committee for such Designated Period.

V.	Designation of Terms of Target Awards and Performance Metrics

5.1      Designation of Terms.  The Committee shall establish goals for each Participant or group of Participants for the Designated Period in the manner and within the time limits specified in this Section V.  For each Participant or group of Participants for each Designated Period or part thereof, the Committee shall specify:

(a) The Participants for such Designated Period.

(b) The length of the Designated Period.

(c) The Performance Metrics for such Designated Period (which may be different for different Participants for such Designated Period).

(d) Whether the Final Award will be earned solely based on the Performance measured at the end of the Designated Period, or will be earned in increments based on Performance during periods within the Designated Period.

1 NTD: Please note that 162(m) is inapplicable to any grants the Board makes since it is not entirely independent.  However, the Committee is still able to recommend awards for the Board’s approval and the awards will qualify under 162(m).  This provision maintains plan flexibility for those Participants not subject to 162(m).

(e) A Target Award for each Participant, expressed as a number of Shares, with actual Shares earned based on the achievement of the Performance Metrics for the applicable Designated Period.

(f) The Final Award levels by Participant, expressed as a percentage of the Target Award, that shall be paid to the Participant at specified levels of Performance based on the Performance Metrics established by the Committee pursuant to paragraph (c) above.

(g) Any specific conditions under which a Final Award specified under (f) above may be reduced or forfeited (but not increased).

(h)   Any adjustments that may be applied in the event of change of control, extraordinary events, death, total disability, and other termination of employment with the Company or its Affiliates.2

        (i) The Participant’s obligation to pay all federal, state, local or other taxes attributable to Awards under this LTI Plan, and the Participant’s ability to satisfy such obligations pursuant to a Share withholding, deduction from payroll or otherwise.

The Final Award levels specified under paragraph (f) above may be expressed either as (i) a matrix of percentages of the Target Award that will be paid at specified levels of Performance or (ii) a mathematical formula that determines the percentage of the Target Award that will be paid at varying levels of Performance.

5.2      Performance Metrics; Measurement of Performance.  The Performance Metrics shall be the metrics selected by the Committee by the Determination Date, provided that in selecting Performance Metrics for Qualified Performance-Based Awards, the Committee shall select the Performance Metrics as specified in the 2013 EIP, from one or more of the following only, as approved the Company’s stockholders in the course of their approval of the 2013 EIP:

cash flow (before or after dividends)	earnings
stock price	earnings per share
stockholder return or total stockholder return
earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), and any version of the foregoing that includes other exclusions or addbacks determined at the time of the award

return on investment	return on equity
market capitalization	return on capital (including without limitation return on total capital or return on invested capital)
debt leverage (debt-to-capital)	return on assets or net assets
net debt	economic value added
net debt to EBIT or EBITDA (as defined herein)	revenue
sales or net sales	backlog
income, pre-tax income or net income	operating income or pre-tax profit
operating profit, net operating profit	gross margin, operating margin or profit margin
economic profit	cash from operations
return on operating revenue or return on operating assets	operating revenue
operating ratio	general and administrative expenses
market share improvement	cost reduction challenges
customer service

any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.  These metrics may be measured against pre-determined levels or the Company’s relative performance when compared to a pre-established peer group.  The Committee has full discretion to select the length and kind of any applicable Performance Metrics and whether the Performance Metrics are to apply to the Company, a Subsidiary or any division or business unit or to the individual.

2 NTD: Note that providing for adjustments other than death, disability and a CIC for awards intended to be 162(m) compliant would result in such awards being disqualified.  This provision maintains plan flexibility for those Participants not subject to 162(m).

5.3      Final Award Conditioned on Performance.  Payment of a Final Award to a Participant for a Designated Period or part thereof under this LTI Plan shall be entirely contingent upon the Performance Metrics established by the Committee pursuant to this Section V as they may be adjusted pursuant to Section 6.2.  Except as provided in the first paragraph of Section V, the Performance Metrics and Target Award shall be established not later than the Determination Date.

5.4         Stock Subject to this LTI Plan.  At no time shall the maximum number of shares of Stock granted pursuant to or subject to outstanding Awards granted under this LTI Plan exceed the number of shares of Stock set forth in Section 4 of the 2013 EIP.  The maximum number of shares of Stock to any one person for a Designated Period is the number of shares of Stock set forth in Section 4.2 of the 2013 EIP, or if the Award is denominated in cash, the amount set forth in Section 4.2 of the 2013 EIP.

VI.	Determination and Payment of Final Awards

6.1      Committee Certification. The Final Award for each eligible Participant for a Designated Period or part thereof shall be determined on the basis of the Target Award and the Performance Metrics established by the Committee pursuant to Section V.  The Committee shall determine on the Settlement Date, and shall certify in writing prior to payment of any Final Award, the extent to which the Performance for the Designated Period or part thereof satisfied the Performance Metrics established by the Committee for the period.  Approved minutes or a written consent of the Committee shall constitute sufficient written certification for this purpose.

6.2      Extraordinary Events.  During the applicable Designated Period, pursuant to Section 8 of the 2013 EIP, the Committee in its discretion may adjust the Performance Metrics and Target Award for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions, a Change of Control, or other events not contemplated or otherwise considered by the Committee when the Performance Metrics and Target Awards were established; provided however, that the Performance Metrics and Target Awards for a Qualified Performance-Based Award shall not be adjusted if the effect would be to increase the amount of any Final Award other than for events specifically identified in the Award Agreement at the time of grant.

6.3      Manner of and Time Payment.  If set forth in the Award Agreement, the Committee may, in its sole discretion, determine to pay all or part of a Participant’s Final Award in the form of a cash payment equivalent to the Shares calculated as set forth in the Award Agreement.  Otherwise each Participant will receive the applicable Final Award in Shares.  In the event of settlement in Shares, the Shares will be granted under the 2013 EIP.  The Company will make the payment of Shares or (where relevant) cash as soon as feasible following the Settlement Date; provided, however, in no event will the Final Award be paid later than the fifteenth day of the third month following the end of the last fiscal year in the Designated Period, or following the end of any earlier fiscal year in the Designated Period in which any pro rata portion of a Final Award may have been earned and become vested based on the terms of the Award Agreement.

VII.	General Provisions

7.1      Benefits Not Guaranteed.  Neither the establishment nor maintenance of this LTI Plan nor participation in this LTI Plan shall provide any guarantee or other assurance that any Final Award will be payable under the 2013 EIP.

7.2      No Employment Right. Participation in this LTI Plan shall not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company or any Subsidiary will continue to employ any individual and this LTI Plan shall not be construed or applied as an employment contract or obligation. Nothing in this LTI Plan shall abridge or diminish the rights of the Company or any Subsidiary to determine the terms and conditions of employment of any Participant, officer or other employee or to terminate the employment of any Participant, officer or other employee with or without reason at any time.

7.3       No Assignment or Transfer. Neither a Participant nor any other representative of a Participant shall have any right to assign, transfer, attach or hypothecate any amount or credit, potential payment or right to future payments of any amount or credit or any other benefit provided under this LTI Plan but any Participant may designate a beneficiary or beneficiaries to receive such shares as the Participant may designate of any Final Award earned but unpaid at the time of his or her death by written notice to the Committee. Payment of any amount due or to become due under this LTI Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

7.4      No Limit on Other Compensation Arrangements. Nothing contained in this LTI Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements. A Participant may have other targets under other plans of the Company or any Subsidiary.  However, no payment under any other plan or arrangement shall be contingent upon failure to attain the Performance Metrics for payment of a Final Award under this LTI Plan.

7.5      Withholding and Payroll Taxes. The Company shall be entitled to deduct from any payment made under this LTI Plan or from any other compensation then or thereafter due any Participant all amounts required by federal, state, local and foreign tax laws to be withheld and shall subject any payments made under this LTI Plan to all applicable payroll taxes and assessments.

7.6      Governing Law. The validity, construction and effect of this LTI Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

7.7      Severability. In the event any provision of this LTI Plan shall be held illegal or invalid for any reason, the remaining provisions of this LTI Plan shall not be affected and this LTI Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

VIII.	Termination and Amendment

The Board may terminate this LTI Plan at any time or may from time to time amend this LTI Plan as it deems proper and in the best interests of the Company.  Except as set forth in Section 6.2, no amendment adopted after the Determination Date of a Designated Period may directly or indirectly increase the amount of any Target Award, or alter the objective criteria in a manner which will increase any Target Award, for that Designated Period or part thereof.  Unless the Board otherwise expressly provides, the termination or amendment of this LTI Plan shall not affect the terms of any Award outstanding on the date of such termination or amendment.  In any case, no termination or amendment of this LTI Plan may, without the consent of any recipient of an Award granted hereunder, adversely affect the rights of the recipient under such Award.

IX.	Duration of this LTI Plan

Unless this LTI Plan shall have been earlier terminated by the Board, and subject to the term and duration of the 2013 EIP, Awards may be granted under this LTI Plan at any time in the period commencing on the date of approval of this LTI Plan by the Board and ending upon the expiration of the 2013 EIP.  Awards granted pursuant to this LTI Plan within that period shall not expire solely by reason of the termination of this LTI Plan.  However, no Award may be made pursuant to this LTI Plan after the expiration of the 2013 EIP.